Contact: Roger L. Christensen, President and CEO 541/298-6633 or rchristensen@columbiabancorp.com Greg B. Spear, Executive Vice President, CFO and CAO 541/298-6612 or gspear@columbiabancorp.com

COLUMBIA BANCORP REPORTS STABILIZATION OF NET INTEREST MARGIN IN SECOND QUARTER;
TOTAL ASSETS CONTINUE TO GROW

The Dalles, Oregon - July 25, 2007 - Columbia Bancorp (NASDAQ: CBBO), the financial holding company for Columbia River Bank, reported second quarter total assets of $1.1 billion, a 12% or $114.8 million increase over the second quarter 2006. Management noted Columbia’s net interest margin was 5.54% for the second quarter of 2007, down 28 basis points from the first quarter of 2007. “The net interest margin appears to be stabilizing when compared with the decrease we experienced during the first quarter of 2007,” stated Greg Spear, Executive Vice President and Chief Financial Officer. “We will continue to experience slight compression, due to increasing competition for deposits,” he added.

KEY SECOND QUARTER ANALYTICS

•	2Q07 Return on Equity (ROE) was 12.66%
•	2Q07 Return on Assets (ROA) was 1.16%
•	2Q07 Net Interest Margin (tax equivalent) (NIM) was 5.54%
•	2Q07 Efficiency Ratio was 55.81%

KEY YEAR-TO-DATE ANALYTICS

•	Total Assets were $1.1 billion, a YTD growth rate of 3%
•	Gross Loans were $864.4 million, a YTD growth rate of 6%
•	Deposits were $911.2 million, a YTD growth rate of 6%
•	Return on Equity (ROE) was 13.84%
•	Return on Assets (ROA) was 1.30%
•	Net Interest Margin (tax equivalent) (NIM) was 5.67%
•	Efficiency Ratio was 56.85%

COMPANY BUSINESS TRENDS

Columbia continued to emphasize its focus on the five core areas it established in late 2005:

•	Loan quality
•	Balanced loan and deposit growth
•	Operational efficiency
•	Strategic branch expansion
•	Attractive products, services and customer conveniences

Executive Vice President and Chief Banking Officer, Shane Correa, reported the Company will continue to direct its efforts toward offering the best customer service possible. “We do have our sales team focused on activity geared to the small business segment. Enhancements to our product lines projected for the fourth quarter will also improve our success rate in obtaining new small business clients,” he said. Christine Herb, Executive Vice President and Chief Information Officer, said “In response to the challenging environment we’re putting more emphasis on streamlining processes, improving distribution and beefing up sales. We had enormous and unexpected growth in 2006. Now, looking forward in this tightening market, we need to leverage our efficiencies and redirect our resources.”

COLUMBIA BANCORP RELEASES SECOND QUARTER EARNINGS
July 24, 2007
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INCOME STATEMENT PERFORMANCE

Interest income for the three months ending June 30, 2007, rose 23% to $20.5 million, an increase of $3.9 million over the same quarter 2006. Revenue (net-interest income plus non-interest income) for the second quarter increased 7% to $16.2 million, as compared to $15.2 million in the second quarter a year ago. This contributed to year-to-date revenues of $31.7 million in the first six months of 2007, up 8% or $2.3 million from the comparable period of the prior year. Net interest income before provision for loan losses increased 5% in quarter two of 2007 to $13.4 million, compared to $12.8 million in the second quarter of 2006. Interest income increases continued to be offset by larger increases to Columbia’s cost of funds as maturing certificates of deposit re-priced and deposit pressures and competition continued.

The loan loss provision, at $2.3 million in the second quarter of this year, increased 83% or $1.1 million over the second quarter of 2006, and 84% or $1.5 million to $3.4 million year-to date, compared to the first six months of 2006. The majority of the provision was related to a charge-off of a loan to a single borrower in the potato industry as disclosed earlier in the quarter. Management anticipates additional charge-offs during the remainder of the year will fall back to historic trend levels which could equate directly to an additional $700,000 in charge-offs by the end of the year. Should these charge-offs actually develop it would likely be due in part to the weakening real estate market. “Currently I don’t see our losses growing tremendously higher than what they are right now; but we are factoring historic trends into our planning for the rest of the year,” explained Britt Thomas, Executive Vice President and Chief Credit Officer. “Classified assets rose during the second quarter and they are tied directly to softening real estate markets. What we are seeing right now is the higher-leveraged borrowers showing some stress in a falling market,” he added.

Total non-interest income rose 16% to $2.8 million for the second quarter of 2007, compared to $2.4 million in the same prior year period. Significantly, mortgage loan origination income grew to $1.0 million, a 44% increase in the second quarter of 2007; in quarter two of 2006, that figure stood at $696,000. Comparative results for year-to-date saw an increase of 51% for the period as mortgage loan origination income jumped to $2.0 million from $1.3 million in the first half of 2006. Columbia River Bank President Craig Ortega, believes the underlying factor in this increase is the hiring of high quality lenders. While much of the industry is experiencing flat growth in the loan arena due to a weakened market, Columbia’s Mortgage Team had strong loan production in the second quarter.

Operating expenses rose 11% or $897,000 from $8.1 million in the second quarter 2006 to $9.0 million in the same quarter of 2007. This increase was substantially lower compared to the increases of 2006. “In each of the four quarters of 2006, we saw anywhere between a 16% and 30% increase in our total non-interest expense compared to the same quarters of the prior year,” explained Greg Spear, Chief Financial Officer. “Much of that increase was due to our expansion efforts into the Columbia Basin region, as well as the Vancouver, Washington market. With the net interest margin continuing to compress during 2007, management formalized a company-wide goal to minimize expenses.

Columbia’s efficiency ratio increased in the three months ending June 30, 2007 to 55.81%, from 53.60% in the same period of the prior year. Year-to-date efficiency ratio for the first half of 2007 was 56.85% compared to 54.02% a year ago.

BALANCE SHEET PERFORMANCE

Year-over-year growth for the quarter ending June 30, 2007 saw a gross loan balance of $864.4 million, up $97.8 million, or 13% from the second quarter 2006 balance of $766.6 million, compared to December 31, 2006. Columbia realized a 6%, or $50.9 million gain over the year-end balance of $813.4 million. “Although growth rates for the first half of 2007 are less than what we have experienced over the last two years, we remain on target to meet our double digit growth goal,” explained Shane Correa. “While most of our year-to-date growth was centered in our Columbia Basin and Willamette Valley Regions, we are seeing a slow-down in the volume of construction lending from our Central Oregon teams,” he continued.

Total deposits at June 30, 2007 rose to $911.2 million from $777.3 in the same quarter of the prior year. That $133.9 million, or 17% increase occurred primarily in the area of time certificate deposits, which saw a 61% or $132.3 million jump from mid-year 2006 to June 30, 2007. Compared to year end 2006, total deposits increased $52.1 million, or 6%, at June 30, 2007. “Growth in non-interest bearing deposits continues to be a challenge as it is industry-wide,” maintained Correa. Year-to-date deposit growth was primarily related to promotional certificates of deposit and additional wholesale deposits.

COLUMBIA BANCORP RELEASES SECOND QUARTER EARNINGS
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Shareholder’s equity at June 30, 2007 rose 15% to $96.0 million, or $9.57 per outstanding share, as compared to $83.4 million, or $8.43 per share at June 30, 2006. Tangible book value stands at $8.83 per share as of June 30, 2007, a 15% increase over the comparative prior-year quarter value of $7.68.

LOOKING TO THE FUTURE

“As always, our focus remains on our shareholders, customers and the employees. We’ve been experiencing some industry-wide challenges, but we will continue to enhance our product lines and customer service levels, provide quality loans and aggressively pursue deposits,” stated Roger Christensen, President and Chief Executive Officer. “At the same time, we will continue to focus on generating non interest bearing deposits. Our expansion into the Vancouver, Washington market continues, and we expect to have a fully-operational branch there by the end of 2007,” he added.

EARNINGS TELECONFERENCE AND WEBCAST

Columbia will conduct a Teleconference and Webcast on Wednesday, July 25, 2007, at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss results for the second quarter 2007.  To participate in the call, dial 1-888-404-1740; the conference ID is 5385366.  The live Webcast can be heard by going to Columbia Bancorp’s web site, www.columbiabancorp.com, and clicking on Presentations/Webcast under the Investor Relations section.

The call replay will be available starting two hours after the completion of the live call until July 31, 2007.   To listen to the replay dial 1-800-642-1687 and use access code 5385366.  The Webcast will be archived on Columbia Bancorp’s website.

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco and Richland, Washington. In addition, Columbia River Bank has three limited service branches located in retirement homes, one in Bend, Oregon and two in McMinnville, Oregon. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectibility of our loans, economic and other factors which affect the collectibility of our loans, the impact of competition and fluctuations in market interest rates on Columbia’s revenues and margins, management’s ability to open and generate growth from new branches and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

COLUMBIA BANCORP RELEASES SECOND QUARTER EARNINGS
July 24, 2007
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INCOME STATEMENT
(Unaudited)
(In thousands, except per share data and ratios)
	Three Months Ended		%	Six Months Ended		%
	June 30,		Change	June 30,		Change
	2007	2006		2007	2006
Interest income	$20,495	$16,634	23%	$39,418	$32,192	22%
Interest expense	7,101	3,861	84%	13,111	7,461	76%
Net interest income before
provision for loan losses	13,394	12,773	5%	26,307	24,731	6%
Provision for loan losses	2,325	1,270	83%	3,350	1,820	84%
Net interest income
after provision for loan losses	11,069	11,503	-4%	22,957	22,911	-

Non-interest income:
Service charges and fees	1,110	1,192	-7%	2,112	2,322	-9%
Mortgage loan origination income	1,005	696	44%	2,018	1,334	51%
Financial services revenue	304	243	25%	524	442	19%
Credit card discounts and fees	135	121	12%	250	227	10%
Other non-interest income	224	138	62%	520	384	35%
Total non-interest income	2,778	2,390	16%	5,424	4,709	15%

Non-interest expense:
Salaries and employee benefits	5,259	4,815	9%	10,301	9,392	10%
Occupancy expense	1,145	918	25%	2,268	1,784	27%
Other non-interest expense	2,620	2,394	9%	5,469	4,727	16%
Total non-interest expense	9,024	8,127	11%	18,038	15,903	13%

Income before provision for income taxes	4,823	5,766	-16%	10,343	11,717	-12%
Provision for income taxes	1,817	2,159	-16%	3,884	4,388	-11%
Net income	$3,006	$3,607	-17%	$6,459	$7,329	-12%

Earnings per common share
Basic	$0.30	$0.36	-16%	$0.65	$0.74	-12%
Diluted	0.30	0.36	-18%	0.63	0.72	-12%
Cumulative dividend per common share	0.10	0.10	-	0.20	0.19	5%

Book value per common share				$9.57	$8.43	14%
Tangible book value per common share (1)				8.83	7.68	15%

Weighted average shares outstanding
Basic	9,976	9,888		9,970	9,871
Diluted	10,171	10,156		10,187	10,132
Actual shares outstanding	10,029	9,901		10,029	9,901

	Quarter Ended		Year to Date
	June 30,	June 30,	June 30,	June 30,
RATIOS	2007	2006	2007	2006
Interest rate yield on interest-earning assets,
tax equivalent	8.46%	8.59%	8.48%	8.43%
Interest rate expense on interest-bearing
liabilities	3.95%	2.89%	3.85%	2.82%
Interest rate spread, tax equivalent	4.51%	5.69%	4.64%	5.61%
Net interest margin, tax equivalent	5.54%	6.60%	5.67%	6.49%
Efficiency ratio (2)	55.81%	53.60%	56.85%	54.02%
Return on average assets	1.16%	1.72%	1.30%	1.78%
Return on average equity	12.66%	17.57%	13.84%	18.28%
Average equity / average assets	9.17%	9.81%	9.39%	9.75%

(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.
(2) Non-interest expense divided by net interest income and non-interest income.

COLUMBIA BANCORP RELEASES SECOND QUARTER EARNINGS
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BALANCE SHEET
(Unaudited)
(In thousands)
ASSETS	June 30, 2007	June 30, 2006	Year over Year % Change	December 31, 2006	Year to Date % Change
Cash and cash equivalents	$129,633	$117,051	11%	$148,514	-13%
Investment securities	35,467	36,825	-4%	37,704	-6%
Loans:
Commercial loans	130,143	117,563	11%	136,582	-5%
Agricultural loans	82,027	93,222	-12%	86,218	-5%
Real estate loans	335,583	327,942	2%	347,526	-3%
Real estate loans - construction	286,052	199,707	43%	212,826	34%
Consumer loans	12,907	13,466	-4%	12,540	3%
Loans held for sale	6,078	6,159	-1%	7,538	-19%
Other loans	11,576	8,540	36%	10,212	13%
Total gross loans	864,366	766,599	13%	813,442	6%

Unearned loan fees	(1,286)	(1,806)	29%	(1,428)	10%
Allowance for loan losses	(10,168)	(9,671)	-5%	(10,143)	-
Net loans	852,912	755,122	13%	801,871	6%

Property and equipment, net	20,299	17,934	13%	18,089	12%
Goodwill	7,389	7,389	-	7,389	-
Other assets	21,849	18,432	19%	19,621	11%
Total assets	$1,067,549	$952,753	12%	$1,033,188	3%

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$222,950	$236,075	-6%	$235,037	-5%
Interest bearing demand deposits	301,729	282,918	7%	313,433	-4%
Savings accounts	36,506	40,651	-10%	35,456	3%
Time certificates	350,010	217,679	61%	275,140	27%
Total deposits	911,195	777,323	17%	859,066	6%

Borrowings	53,361	81,589	-35%	74,138	-28%
Other liabilities	7,032	10,403	-32%	8,966	-22%
Total liabilities	971,588	869,315	12%	942,170	3%

Shareholders' equity	95,961	83,438	15%	91,018	5%
Total liabilities and shareholders' equity	$1,067,549	$952,753	12%	$1,033,188	3%

COLUMBIA BANCORP RELEASES SECOND QUARTER EARNINGS
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ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except ratios)

NON-PERFORMING ASSETS	June 30, 2007	June 30, 2006
Delinquent loans on non-accrual status	$4,557	$3,032
Delinquent loans on accrual status	-	-
Restructured loans	104	32
Total non-performing loans	4,661	3,064
Other real estate owned	-	-
Repossed other assets	32	-
Total non-performing assets	$4,693	$3,064

Total non-performing assets / total assets	0.44%	0.32%

	Quarter Ended		Year to Date
ALLOWANCE FOR CREDIT LOSSES	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Allowance for loan losses, beginning of period	$10,055	$8,866	$10,143	$9,526
Provision for loan losses	2,325	1,270	3,350	1,820
Recoveries	98	45	178	95
Charge offs	(2,310)	(510)	(3,503)	(1,080)
Reclassify liability for unfunded loan commitments	-	-	-	(690)
Allowance for loan losses, end of period	10,168	9,671	10,168	9,671
Liability for unfunded loan commitments	838	690	838	690
Allowance for credit losses	$11,006	$10,361	$11,006	$10,361

Allowance for loan losses / gross loans			1.18%	1.26%
Allowance for credit losses / gross loans			1.27%	1.35%
Non-performing loans / allowance for loan losses			45.84%	31.68%

	Quarter Ended		Year to Date
FINANCIAL PERFORMANCE	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Average interest-earning assets	$974,908	$780,516	$940,108	$773,368
Average gross loans	857,155	708,005	842,612	697,231
Average assets	1,038,735	839,072	1,006,711	829,177
Average interest-bearing liabilities	720,233	535,302	687,603	533,255
Average interest-bearing deposits	701,715	497,356	659,704	499,292
Average deposits	922,556	713,967	877,676	710,676
Average liabilities	943,505	756,720	908,598	748,306
Average equity	95,230	82,352	94,112	80,871

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